EXHIBIT F


                   [ON LETTERHEAD OF BARBARA J. SWAN, ESQUIRE]


                               September 23, 2003


Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C.  20549

         RE:  INTERSTATE POWER AND LIGHT COMPANY - FORM U-1
              APPLICATION/DECLARATION (FILE NO. 70-10150)

Dear Sirs:

     I refer to the Application/Declaration on Form U-1, as amended (the "Application"), under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") by Interstate Power and Light Company (the "Company"), a wholly-owned public-utility subsidiary of Alliant Energy Corporation, a registered holding company. I have acted as counsel for the Company in connection with the Application.

     In the Application, the Company is requesting authority to enter into an amendment an existing lease agreement ("Fuel Lease") pursuant to which the Company leases its 70% undivided interest in the nuclear fuel ("Nuclear Fuel") used in the Duane Arnold Energy Center (the "DAEC"), a 580 megawatt (net capacity) boiling water nuclear reactor in which the Company holds a 70% undivided interest. The proposed amendment to the Fuel Lease is necessary to reflect certain proposed changes to the financing arrangements by which the lessor under the Fuel Lease will finance the cost of Nuclear Fuel.

     In connection with this opinion, I have examined original, certified, or conformed copies of all such corporate records, agreements, instruments, and documents of the Company, and certificates of public officials and officers of the Company, and have made such other investigations as I have deemed necessary or appropriate for the purpose of rendering this opinion. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to originals of all documents submitted to me as conformed copies.

     The opinions expressed below with respect to the proposed transaction are subject to the following assumptions and conditions:


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     (a) The proposed transaction shall have been duly authorized and approved, to the extent required by the governing documents and applicable state laws, by the Board of Directors of the Company.

     (b) The Commission shall have duly entered an appropriate order or orders with respect to the proposed transaction as described in the Application granting and permitting the Application to become effective under the Act and the rules and regulations thereunder and the proposed transaction are consummated in accordance with the Application and said order or orders.

     (c) The Company shall have obtained all consents, waivers and releases, if any, required for the proposed transaction under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses, and permits.

     (d) No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.

     (e) The consummation of the proposed transaction shall be conducted under my supervision and all legal matters incident thereto shall be satisfactory to me, including the receipt in satisfactory form of opinions of other counsel qualified to practice in jurisdictions in which I am not admitted to practice, as I may deem appropriate.

     Based on the foregoing, and subject to the assumptions and conditions set forth herein, and having regard to legal considerations which I deem relevant, I am of the opinion that, in the event the proposed transaction is consummated in accordance with the Application:

     1. All state laws applicable to the proposed transaction will have been complied with;

     2. The Company is validly organized and duly existing under the laws of the State of Iowa;

     3. The Company will legally acquire (by lease) its interest in the Nuclear Fuel that is subject to the Fuel Lease;

     4. The consummation of the proposed transaction will not violate the legal rights of the holders of any securities issued by the Company or any associate company.

     I hereby consent to the filing of this opinion letter with the Commission as part of the Application. The opinions given herein are intended solely for the benefit of the Commission and may not be relied upon by any other person.


                                          Sincerely,


                                          /s/ Barbara J. Swan


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